CONTACT:	W. Gray Hudkins President and Chief Executive Officer (212) 687-3260 Sara Cormack Vice President and Chief Financial Officer (631) 667-1200

FOR IMMEDIATE RELEASE

LANGER REPORTS OPERATING RESULTS FOR
THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006

Deer Park, New York - November 14, 2006 - Langer, Inc. (NASDAQ:GAIT) today reported a net loss for the three months ended September 30, 2006 of approximately $(553,000), or $(.06) per share on a fully diluted basis, compared to a net income for the three months ended September 30, 2005 of approximately $236,000, or $.02 per share on a fully diluted basis. The principal reason for the net loss in the three months ended September 30, 2006 was the reduction in net sales of approximately $1,466,000, or 13.9%, and the resulting decrease in gross profit of approximately $1,074,000, or 22.5%, in the three months ended September 30, 2006, compared to the three months ended September 30, 2005. The reduction in net sales and gross profit for the three months ended September 30, 2006 was partially offset by a decrease in selling expenses of approximately $180,000, or 10.3%, compared to the prior year’s three month period, as the Company instituted certain cost containment measures. General and administrative expenses increased in the three months ended September 30, 2006 by approximately $72,000, or 3.0%, compared to the three months ended September 30, 2005, due primarily to non-recurring items which included severance and related expenses, the write-off of certain assets and the loss on abandonment of certain New York City office space totalling approximately $227,000, compared to severance and related expenses of approximately $125,000 in the prior year period.

For the nine months ended September 30, 2006, Langer reported a net loss of approximately $(2,461,000), or $(.25) per share on a fully diluted basis, compared to net income of approximately $423,000, or $.06 per share on a fully diluted basis, for the nine months ended September 30, 2005. The principal reason for the decrease in net income for the nine months ended September 30, 2006, compared to the nine months ended September 30, 2005, was the decrease in net sales of approximately $4,376,000, or 14.1%, which resulted in a decrease in gross profit of approximately $3,753,000, or 26.4%. In addition, net income in the nine months ended September 30, 2005 included a non-recurring non-cash gain of $1,750,000. These reductions in net income were partially offset by a reduction in interest expense of approximately $1,472,000 in the nine months ended September 30, 2006, compared to the nine months ended September 30, 2005, due to the absence of interest expense in the current year period associated with debt incurred in connection with the Silipos acquisition, which was repaid in June and July 2005, and was included in interest expense in the prior year period, and a reduction of operating expenses totalling approximately $627,000 in the nine months ended September 30, 2006, compared to the comparable prior year period.

Net sales for the three months ended September 30, 2006 were approximately $9,065,000, compared to approximately $10,531,000 for the three months ended September 30, 2005, a decrease of 13.9%. Net sales for the nine months ended September 30, 2006 were approximately $26,604,000, compared to approximately $30,980,000 for the nine months ended September 30, 2005, a decrease of 14.1%.

Cost of sales were 59.2% and 54.7% of net sales for the three months ended September 30, 2006 and 2005, respectively. Gross profit as a percentage of net sales decreased to 40.8% for the three months ended September 30, 2006, compared to 45.3% for the three months ended September 30, 2005. However, the gross profit percentage of 40.8% in the three months ended September 30, 2006 reflected an increase over the gross profit percentage of 38.7% in the first six months of 2006. Cost of sales were 60.6% and 54.1% of net sales for the nine months ended September 30, 2006 and 2005, respectively. Gross profit as a percentage of net sales decreased to 39.4% for the nine months ended September 30, 2006, compared to 45.9% for the nine months ended September 30, 2005. Cost of sales did not decline as much as net sales because fixed manufacturing overhead, which was fairly consistent with the comparable prior year period, was not sufficiently offset by reductions in materials costs and direct labor.

Gray Hudkins, Langer’s President and Chief Executive Officer said, “While our operating results for the nine months ended September 30, 2006 continue at levels below expectations, we believe we have sustained some of the momentum in the third quarter that we built in the second quarter, maintaining our gross profit margins at approximately the same levels. We have stabilized our operating expenses, and we expect to continue seeking ways to improve the efficiency of our operations. We are encouraged by positive trends that resulted from our efforts to develop new business for Silipos and our implementation of lean manufacturing in our custom orthotic production facilities. More recently, we have focused our sales efforts on larger institutional customers and achieved some success around that effort. Additionally, some of the new business initiatives into new markets designed to increase our revenue base are showing results.”

General and administrative expenses for the three months ended September 30, 2006 were approximately $2,493,000, or 27.5% of net sales, compared to approximately $2,421,000, or 23.0% of net sales, for the three months ended September 30, 2005, representing an increase of approximately $72,000. General and administrative expenses for the nine months ended September 30, 2006 were approximately $7,188,000, or 27.0% of net sales, compared to approximately $7,267,000, or 23.5% of net sales, for the nine months ended September 30, 2005, representing a decrease of approximately $79,000.

Selling expenses for the three months ended September 30, 2006 were approximately $1,567,000, or 17.3% of net sales, compared to approximately $1,747,000, or 16.6% of net sales, for the three months ended September 30, 2005. Selling expenses for the nine months ended September 30, 2006 were approximately $5,089,000, or 19.1% of net sales, compared to approximately $5,701,000, or 18.4% of net sales, for the nine months ended September 30, 2005.

Interest expense for the three months ended September 30, 2006 was approximately $218,000, compared to approximately $338,000 for the three months ended September 30, 2005, a decrease of approximately $120,000. Interest expense for the nine months ended September 30, 2006 was approximately $800,000, compared to approximately $2,396,000 for the nine months ended September 30, 2005, a decrease of approximately $1,596,000. Included in interest expense for the three and nine months ended September 30, 2005 was approximately $31,000 and approximately $1,472,000, respectively, associated with the Silipos acquisition-related indebtedness, which included the write-off of debt discount and related debt placement costs totalling approximately $630,000 associated with the June 2005 repayment of the $5,500,000 7% senior subordinated notes.

Cash and cash equivalents at September 30, 2006 were approximately $2,772,000, compared to approximately $18,829,000 at December 31, 2005, a decrease of approximately $16,057,000. Working capital at September 30, 2006 was approximately $7,176,000, compared to approximately $9,204,000 at December 31, 2005, a decrease of approximately of $2,028,000. The decreases in cash and cash equivalents was attributable to the cash used to repay the $14,439,000 4% convertible subordinated notes (the “Convertible Notes”), plus accrued interest, at maturity on August 31, 2006, cash used in operations, and cash used for deposits on furniture for our new New York City office, and property and equipment, including leasehold improvements associated with the lean manufacturing initiative totalling approximately $851,000. The decrease in working capital is attributable to the decrease in cash and cash equivalents, described above, and the increases in accounts payable and accrued liabilities, partially offset by the reduction in the Convertible Notes.

Langer, Inc., together with its wholly owned subsidiary Silipos, Inc., designs, manufactures and distributes high quality medical products targeting the orthopedic, orthotic and prosthetic markets. In addition, the Company offers a diverse line of skincare products for the medical and therapeutic markets. The Company sells its products primarily in the U.S. and Canada, and in more than 30 other countries, to national, regional, international and independent medical distributors and directly to healthcare professionals. Langer is based in Deer Park, New York, and has additional manufacturing facilities in Niagara Falls, New York, Anaheim, California, Montreal, Canada, Stoke-on-Trent, UK, and sales and marketing offices in Ontario, Canada and New York, New York.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future" and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the Company's 2005 Form 10-K and most recently filed Form 10-Qs and Form 8-Ks.

LANGER, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Net sales	$9,065,316	$10,530,606	$26,603,881	$30,979,543
Cost of sales	5,366,275	5,757,716	16,122,671	16,745,537
Gross profit	3,699,041	4,772,890	10,481,210	14,234,006
General and administrative expenses	2,492,513	2,420,705	7,188,018	7,267,417
Selling expenses	1,566,668	1,747,095	5,089,335	5,700,867
Research and development expenses	151,561	112,497	416,898	352,672
Operating (loss) income	(511,701)	492,593	(2,213,041)	913,050
Other income (expense):
Interest income	152,291	164,503	522,332	279,850
Interest expense	(217,870)	(337,798)	(799,843)	(2,396,357)
Change in fair value of Put Option	—	—	—	1,750,000
Other	3,436	(812)	23,246	46,415
Other (expense), net	(62,143)	(174,107)	(254,265)	(320,092)
(Loss) income before income taxes	(573,844)	318,486	(2,467,306)	592,958
Benefit from (provision for) income taxes	20,615	(82,895)	6,398	(169,895)
Net (loss) income	$(553,229)	$235,591	$(2,460,908)	$423,063
Net (loss) income per common share:
Basic	$(.06)	$.02	$(.25)	$.07
Diluted	$(.06)	$.02	$(.25)	$.06
Weighted average number of common shares used in computation of net (loss) income per share:
Basic	9,960,009	9,621,293	9,948,101	6,444,736
Diluted	9,960,009	10,153,602	9,948,101	6,986,972